Exhibit 99.1

                 First Drug Approved for the Treatment of MDS

    BOULDER, Colo., May 19 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today announced that it has received full approval from the U.S. Food and Drug Administration (FDA) to market Vidaza for the treatment of Myelodysplastic Syndromes (MDS). The FDA approved Vidaza for treatment of all five MDS subtypes. These subtypes include: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).
Pharmion intends to make Vidaza commercially available within several weeks.

    "The approval of Vidaza represents a significant milestone for Pharmion and, more importantly, represents an important new option for patients being treated for Myelodysplastic Syndromes," said Patrick J. Mahaffy, president and chief executive officer of Pharmion. "Until today, there have been no approved therapies for the treatment of MDS. We are proud to have advanced the work of the National Cancer Institute, the Cancer and Leukemia Group B (CALGB) and other academic institutions and clinicians to the point that this drug can now be commercially available to treat this very serious and life-threatening disease."

    MDS is a bone marrow disorder characterized by the production of abnormally functioning, immature blood cells. The highest prevalence of MDS is in patients over 60 years of age. According to the American Cancer Society and the Aplastic Anemia and MDS International Foundation, there are an estimated 10,000-30,000 new cases of MDS in the United States each year. Survival rates range from six months to many years for the different subtypes of MDS. MDS can result in death from bleeding and infection in the majority of patients, and transformation to acute myelogenous leukemia (AML) occurs in up to 40 percent of patients. The prognosis for patients transforming to AML is exceptionally poor.

    "The CALGB is proud to have conducted the pivotal clinical trials involved in the development of Vidaza," said Dr. Richard L. Schilsky, professor of medicine and associate dean for clinical research at the University of Chicago and chairman of the CALGB. "We are delighted to have had the opportunity to work with Pharmion and to now see Vidaza move from an experimental therapy to an approved product. Most importantly, we believe the approval of Vidaza is an important step forward for patients with MDS."

    Mechanism of Action: Demethylation

    Vidaza is believed to exert its anticancer effects by causing demethylation, or hypomethylation, of DNA in abnormal blood-forming (hematopoietic) cells in the bone marrow as well as through its direct cytotoxic effect. Demethylation may restore normal function to tumor-suppressor genes which are responsible for regulating cell differentiation and growth. The cytotoxic effects of azacitidine cause the death of rapidly-dividing cells, including cancer cells that are no longer responsive to normal growth control mechanisms. Non-proliferating cells are relatively insensitive to Vidaza.

    "In addition to being the first drug approved for the treatment of MDS, Vidaza is the first of a new class of compounds called demethylation agents to be approved," said Judith Hemberger, Pharmion's co-founder and chief operating officer. "We look forward to further exploring the clinical role of Vidaza in the treatment of other cancers in which demethylation may provide a benefit."

    Regulatory Process

    Vidaza has been granted Orphan Product Designation by the FDA that entitles the drug to seven years of market exclusivity for MDS in the U.S. Pharmion submitted the NDA on December 29, 2003 and received full approval from the FDA less than five months later. Vidaza was granted Priority Review status by the FDA on February 10, 2004.

    In September 2003, Pharmion initiated an additional Phase III/IV clinical trial comparing the effect of Vidaza to conventional care options on survival in patients with high-risk MDS. The study, which will examine survival outcomes as well as secondary endpoints, will recruit more than 350 patients at treatment centers across Europe, Australia and the U.S., and is one of the largest studies to date in this disease.

    Clinical Trial Results

    The NDA submission was based upon an NCI-sponsored open-label, controlled Phase III study for the treatment of MDS, conducted by Cancer and Leukemia Group B (CALGB), and two supportive Phase II CALGB studies, which were also sponsored by the National Cancer Institute (NCI). The results of this Phase III study were published in the May 2002 Journal of Clinical Oncology. For the purposes of the FDA submission, Pharmion re-collected and reanalyzed the CALGB data.

    The Phase III study examined the safety and efficacy of Vidaza plus supportive care or supportive care alone ("observation") in 191 patients with all five subtypes of MDS classified according to the French-American-British
(FAB) system. Patients with acute myelogenous leukemia (AML) were not intended to be included. Vidaza was administered subcutaneously at a dose of 75 mg/m2 daily for seven days every four weeks. Dosage adjustments were allowed based on response or adverse events. Patients in the observation arm were allowed by protocol to cross over to Vidaza if they met pre-determined criteria indicating worsening of their condition. The primary endpoint of the study was response rate.

    Of the 191 patients included in the study, independent review (adjudicated diagnosis) found that 19 had the diagnosis of AML at baseline. These patients were excluded from the primary analysis of response rate, although they were included in the intent-to-treat (ITT) analysis of all patients randomized.
The overall response rate (which includes both complete and partial responses) was 15.7 percent in Vidaza-treated patients without AML (16.2 percent for all Vidaza randomized patients including AML), compared to zero percent in the observation group (p<0.0001). Responses occurred in all five subtypes of MDS as well as in patients determined to have a baseline diagnosis of AML.

    Patients responding to Vidaza had a decrease in bone marrow blasts percentage, or an increase in platelets, hemoglobin or white blood cells. Greater than 90 percent of the responders initially demonstrated these changes by the fifth treatment cycle. All patients who had been transfusion dependent became transfusion independent during complete or partial response. The mean and median duration of clinical response for patients experiencing complete or partial response was estimated at 512 and 330 days, respectively. Seventy-five percent of the responding patients were still in partial response or better at the completion of treatment.

    Approximately 55 percent of the observation patients crossed over to receive Vidaza treatment, and of that crossover group, 12.8 percent demonstrated complete or partial response.

    The Phase II studies consisted of two multi-center, open-label, single-arm studies. A study of 72 patients with RAEB, RAEB-T, CMMoL or AML who were treated with subcutaneous Vidaza demonstrated an overall response rate of
13.9 percent. A study of 48 patients with RAEB, RAEB-T or AML who were treated with intravenous Vidaza demonstrated an overall response rate of
18.8 percent. Response occurred in all MDS subtypes as well as in patients with adjudicated baseline diagnosis of AML in both of these studies.

    Benefit was also seen in patients who did not meet the criteria for partial response or better, but were considered "improved." About 24 percent of patients treated with Vidaza were considered improved and about two-thirds of those became transfusion independent. In the observation group, five of 83 patients met the criteria for improvement; none became transfusion independent. In all three studies, about 19 percent of patients met the criteria for improvement with a median duration of 195 days.

    All three studies used similar dosing regimens and response criteria. Response rates were similar regardless of age or gender.

    The recommended starting dose is 75 mg/m2 delivered subcutaneously, daily for seven days, every four weeks. It is recommended that patients be treated for a minimum of four cycles; however, complete or partial response may require more than four cycles. Treatment may be continued as long as the patient continues to benefit. Patients should be monitored for hematologic response and renal toxicities, and dosage delay or reduction may be necessary.

    Important Safety Information

    Vidaza is contraindicated in patients with advanced malignant hepatic tumors. The major toxicity of azacitidine was myelosuppression, as manifested by thrombocytopenia (and bleeding), neutropenia (and infections), and anemia. Myelosuppression decreased with the onset of a response. Other common adverse events were gastrointestinal (nausea, vomiting, diarrhea, constipation, anorexia), constitutional (fatigue, weakness, fever, rigors), musculoskeletal (arthralgia, pain in limb), pulmonary (cough, dyspnea), and skin and soft tissue (ecchymoses, rash, erythema).

    Because treatment with Vidaza is associated with neutropenia and thrombocytopenia, complete blood counts should be performed as needed to monitor response and toxicity, but at minimum, prior to each dosing cycle. Liver chemistries and serum creatinine should be obtained prior to initiation of therapy. Because azacitidine is potentially hepatotoxic in patients with severe pre-existing hepatic impairment, caution is needed in patients with liver disease. Patients with renal impairment should be closely monitored for toxicity since azacitidine and its metabolites are primarily excreted by the kidneys.

    Vidaza may cause fetal harm. While receiving treatment with Vidaza, women of childbearing potential should avoid becoming pregnant, and men should avoid fathering a child.

    Regulatory Update Conference Call

    Pharmion will hold a conference call to discuss today's news announcements tomorrow morning, Thursday, May 20 at 8:30 a.m. (EST). The conference call will be simultaneously webcast on the company's website at www.pharmion.com, and archived for future review.

    About Pharmion

    Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the company's website at www.pharmion.com.

    For more information or complete prescribing information about Vidaza, please call 1-866-PHARMION.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE  Pharmion Corporation
    -0-                             05/19/2004
    /CONTACT: Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
    /Web site:  http://www.pharmion.com /
    (PHRM)

CO:  Pharmion Corporation
ST:  Colorado
IN:  BIO HEA MTC
SU:  PDT CCA MAV